EXHIBIT 10.27

Dr. Thomas Graham

March 8, 2007

Dr. Thomas Graham

705 West Timonium Road

Lutherville, MD 21903

Re:    MiMedX Physician Advisory Board Consulting Agreement

Dear Dr. Graham:

MiMedx, Inc. (“MiMedX” or “the Company”) hereby confirms its mutual agreement with you to serve as a consultant to the Company by serving as a member of the Company’s Physician Advisory Board (“PAB”) upon the terms and conditions set forth in this letter agreement (this “Agreement”) strictly within the field of the clinical development of the Company’s proprietary soft tissue bioprosthesis product (“NDGA”) during the term of this Agreement (“Field”); the Field of this agreement may be broadened by mutual consent. The Company understands that you are currently an employee of the Curtis National Hand Institute (the “Curtis Institute”) and that services to such employer (and contractual obligations in connection therewith) may take precedence over your consulting services to the Company for your obligations hereunder, as set out in Section 3 below.

1.

Your consulting service shall consist of advising and informing the Company of activities and developments within the Field and providing the Company with the benefit of your knowledge, experience, skill and judgment in the Field and with respect to the Company’s other research, development, and business activities within the Field.

2.

Upon request by the Company from time to time, and at times mutually agreed upon by you and the Company, you agree to participate in meetings with officials of the Company and in meetings with all or some of the PAB members at the request of the Company, in person and by telephonic conference calls, for the following compensation as full consideration for all your consulting services and other obligations under this Consulting Agreement:

(a)	$75,000 salary per year to be paid quarterly.

(b)

Options, which shall be vested one-third immediately upon grant, one-third on the first anniversary of such grant and one-third on the second anniversary of such grant, (provided as to any such anniversary vesting, you have not voluntarily terminated this Agreement prior to such anniversary), to purchase 50,000 shares of common stock of the Company

Dr. Thomas Graham

March 8,2007

at an exercise price not less than the current fair market value of the shares of common stock of the Company as determined by the Company’s Board of Directors, which option grant shall be made promptly following your execution of this Agreement, but not later than              days after the date hereof. Such option shall be subject to all the terms of the Company’s stock option Plan and the Company’s standard Option Agreement between you and the Company. Additional options, in the Company’s discretion, may also be granted to you, from time to time.

3.

The Company acknowledges that you are an employee of the Curtis National Hand Institute and are subject to the Curtis Institute’s policies, including policies concerning consulting, conflicts of interest, and intellectual property, and that your obligations under the Curtis Institute’s policies take priority over (and will not constitute any breach of) any obligations you may have to the Company by reason of this Consulting Agreement.

4.

The period of this Consulting Agreement shall be three (3) years from the date of full execution of this Agreement (“Initial Term”) unless terminated by either party at his or its discretion upon fifteen (15) days’ advance written notice to the other party, in which event compensation for services and travel expense incurred in accordance with this Agreement prior to such termination will be paid by the Company. If not earlier terminated, this Agreement will be renewed automatically one (1) year from the end of the Initial Term, and from year to year thereafter.

5.

In addition to the compensation for your consulting services provided in paragraph 2, the Company will reimburse you for necessary and reasonable out-of-pocket travel and living expenses incurred by you at the Company’s request, within thirty (30) days of submission of a statement to the Company documenting the expenses incurred, provided that the Company’s prior approval shall be required with respect to such individual expenses in excess of one thousand dollars ($1,000.00).

6.

You represent and warrant to the Company that you do not have any agreement to provide consulting services to any other company in the Field and will not enter into any such agreement during the term of this Agreement without the Company’s prior written consent.

7.

(a)

You agree that all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), chemical compounds, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, financial information, budgets, projections, licenses, prices, costs, customer and supplier lists, inventions and discoveries that result directly

Dr. Thomas Graham

March 8,2007

from work performed by you for the Company under this Agreement in connection with the Field, and all intellectual property rights related thereto, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (all of the foregoing, collectively, “Field IP”), shall be the sole and exclusive property of the Company or its nominees, you will notify the Company thereof promptly and in writing, and you will and hereby do assign to the Company all rights in and to such Field IP upon the creation of any such Field IP. The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Field IP in any and all countries. You further agree (i) to assist the Company with its reasonable requests to obtain and from time to time to enforce its rights in such Field IP, at the Company’s expense (including, without limitation, attorneys’ fees and court costs), and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate in connection therewith.

(b)

Except as designated above or as otherwise provided in this Agreement, the Company shall have NO rights by reason of this Agreement in all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), chemical compounds, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, new products, financial information, budgets, projections, licenses, prices, costs, customer and supplier lists, inventions and discoveries, improvement, or other intellectual property whatsoever, including, without limitation, devices or implants that may be competitive with or an alternative to, the Field, whether or not publishable, patentable, or copyrightable, that either (i) is developed as a direct result of a program of research financed, in whole or in part, by funds under the control of your employer, or (ii) arises directly, in connection with, or as an extension of research conducted by, in or under the laboratories of your employer or through the use of its resources or through your individual or affiliate resources, so long as they do not result directly from work performed by you for the Company in connection with the Field. Such intellectual property does NOT constitute Field IP for the purposes of this Agreement.

8.

You agree that if, in the course of your services hereunder, you receive proprietary information of the Company relating to its business operations, research and development, equipment, or products, and such information is marked or otherwise designated confidential, you will retain all such information in confidence and will not use it, or disclose it, or cause its use or disclosure except in the necessary course of the performance of your services under this Agreement or with the written consent of the Company. Nothing contained in this

Dr. Thomas Graham

March 8,2007

Agreement, however, shall prevent the disclosure by you of any information after it is or becomes available to the general public, or of any information which was already available to you at the time such information was acquired by you from the Company or any disclosure of any information furnished to you by a third party who is not, to your best knowledge, then in default of any obligation of confidentiality to the Company regarding the confidentiality of such information, is independently developed by you without the use of confidential information of the Company, or of any information ordered to be disclosed by a court or governmental body, provided that you (i) provide written advance notice to the Company of such disclosure (to the extent permitted by law), (ii) assist the Company, as reasonably requested thereby and at the expense of the Company, in obtaining confidential treatment of such information, and (iii) take reasonable steps to minimize the extent of such disclosure. This Section 8 shall be effective during the term of this Consulting Agreement and for a period of two (2) years after termination or expiration hereof for any reason.

9.	It is acknowledged and agreed that you may not disclose or publish data, results, procedures, or other information relating to the Field IP, without the Company’s advance written approval.

10.

The Company agrees to defend and indemnify you for the cost of defense and for damages awarded, if any, as a result of any third party claims, liabilities, suits or judgments arising out of this Agreement, so long as such claims, liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by you. You shall promptly notify the Company of any such claim and shall cooperate with the reasonable requests of the Company in the defense of such claim; you shall not agree to any settlement with regards to such claim without prior written approval of the Company (in each case, which approval or consent shall not be unreasonably withheld, delayed or conditioned by the Company), and the Company shall not have any indemnification obligation hereunder with respect to any such settlement reached without its prior written consent.

11.

The Company and you agree that, in the event of a breach by you of this Agreement, the Company shall, in addition to any other rights and remedies available to the Company, be entitled to enforcement by specific performance of your obligations hereunder. If any provision of this Agreement shall be declared invalid or unenforceable, such provision shall be enforced to the fullest extent allowed by law, and all remaining provisions hereof shall continue in full force and effect. This Agreement shall be governed for all purposes by the laws of the State of Florida, and shall be subject to the exclusive jurisdiction of the State and Federal courts located in Hillsborough County, Florida.

12.

Your relationship with the Company shall be that of an independent contractor, and you will not be an employee of the Company for any purpose whatsoever. You do not and shall not have any right or authority to assume or to create any

Dr. Thomas Graham

March 8,2007

obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner.

13.

The Company may not use your name in any commercial advertisement or similar material that is used to promote or sell products, unless the Company obtains in advance the written consent of you to such use, provided that, for purposes of clarification but not limitation, the Company shall be entitled to name you as a consultant and describe your role in consulting for the Company in discussions, materials, and submissions (i) regarding the seeking and/or maintaining of regulatory approvals or (ii) for presentations to, or discussions and negotiations with, or in materials provided to, potential investors, lenders, financial advisors or strategic partners, or as may otherwise be required by law or regulation.

14.

Any notice or communications under this Agreement shall be in writing, addressed as follows, and may be delivered by delivered by hand, by certified mail, return receipt requested, or by nationally recognized overnight courier, and shall be effective upon receipt:

To Consultant:

Dr. Thomas Graham
705 West Timonium Road
Lutherville, MD 21903

To MiMedX:

MiMedX, Inc.
1234 Airport Road
Suite 105
Destin, Florida 32541
Attn: Matthew Miller, President

15.

This Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that the Company may assign this Agreement to any successor to the Company’s business by merger, purchase of assets, or otherwise upon at least thirty (30) days prior written notice to you. This Agreement shall be binding upon the assigns, executors, administrators and other legal representatives of the parties hereto, and shall inure to the benefit of the Company, its successors and assigns.

16.	Only the provisions of paragraph 7, 8, and 9 of this Consulting Agreement shall survive termination or expiration hereof.

Dr. Thomas Graham

March 8,2007

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth on the first page hereof.

WITNESS:	CONSULTANT:

/s/ Thomas Graham 3/08/07
Thomas Graham, MD

ATTEST:	MiMedX, Inc.

/s/	By:	/s/ Matthew Miller
Matthew Miller, President